                                                              File No. 069-00333
                                                                       ---------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM U-3A-2


              STATEMENT BY HOLDING COMPANY CLAIMING EXEMPTION UNDER RULE U-3A-2 FROM THE PROVISIONS OF THE PUBLIC UTILITY
                           HOLDING COMPANY ACT OF 1935


                 -----------------------------------------------

                      TO BE FILED ANNUALLY PRIOR TO MARCH 1

                 -----------------------------------------------



                             CMS ENERGY CORPORATION
                                (Name of Company)


hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:






February 25, 2003

                                EXPLANATORY NOTE



           This Form U-3A-2 does not contain Exhibit A relating to the consolidating financial statements of CMS Energy Corporation and its subsidiary companies. CMS Energy Corporation is currently in the process of restating its financial statements. As directed by the Securities and Exchange Commission, CMS Energy Corporation will file by April 1, 2003 a Form U-3A-2/A that will include the consolidating financial statements on Exhibit A.

1. NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT WHOLESALE GENERATOR
     (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.

Claimant has listed EWGs, identified by an asterisk (*) and FUCOs, identified by double asterisk (**) in order to maintain the continuity of the organizational chart.

For the purpose of this filing CMS Energy will address the information requested in section 1 under the headings of CMS Energy Corporation (Tier 1), CMS Enterprises Company (Tier 2) and Consumers Energy Company (Tier 2). As CMS Energy discusses in detail below, CMS Energy Corporation is the parent company for CMS Enterprises Company and Consumers Energy Company. All ownership interests are 100% unless indicated parenthetically to the contrary.


                            01 CMS ENERGY CORPORATION

      Address:        Fairlane Plaza South
                      330 Town Center Drive, Suite 1100
                      Dearborn, Michigan 48126

      CMS Energy Corporation ("CMS Energy") was duly incorporated under the laws of the State of Michigan in 1987. CMS Energy is an approximately $5.5 billion (sales) energy company with subsidiaries engaged in electric utility operations, gas utility operations, oil and gas exploration and production, the acquisition, development and operation of independent power production facilities, energy marketing and trading and the transportation, storage and marketing of natural gas.

      The name, state of organization and nature of business of CMS Energy's direct subsidiaries are described below:

02         CMS Enterprises Company

           Address:        Fairlane Plaza South
                           330 Town Center Drive, Suite 1100
                           Dearborn, Michigan 48126

           CMS Enterprises Company is a Michigan corporation that owns subsidiaries engaged in the development, acquisition and management of energy-related businesses and projects worldwide.

02         Consumers Energy Company

           Address:        212 West Michigan Avenue
                           Jackson, Michigan 49201

           Consumers Energy Company is a Michigan corporation engaged in the generation, purchase, transmission, distribution and sale of electricity, and in the purchase, storage, transmission, distribution and sale of natural gas, in the lower peninsula of the State of Michigan.

THE NAME, STATE OF ORGANIZATION AND NATURE OF BUSINESS OF EACH SUBSIDIARY AND THEIR SUBSIDIARIES ARE DESCRIBED BELOW:


                           02 CMS ENTERPRISES COMPANY

           Address:        Fairlane Plaza South
                           330 Town Center Drive, Suite 1100
                           Dearborn, Michigan 48126

03              CMS Business Development LLC

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Business Development LLC is a Texas limited liability corporation formed as a holding company for employees engaged in the business of project development in North America effective January 1, 2002.

03              CMS Capital, L.L.C.

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Capital is a Michigan limited liability corporation formed to assist in securing financing for CMS Energy Corporation and its subsidiaries and affiliates.

04                    CMS Capital Financial Services, Inc.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Capital Financial Services, Inc. is a Michigan corporation engaged in the business of making loans to homeowners and small businesses for energy related goods or services.

05                         First Utility Finance, Inc.

04                    EnerBank, USA

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      EnerBank, USA is a Utah corporation engaged in the business of an "industrial loan corporation" to issue thrift certificates of deposit and thrift savings accounts for the payment of money, to issue capital notes or debentures to receive payments with or without allowance for interest.

03              CMS Comercializadora de Energia S.A. (98.52%)

                Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220 8 Piso (Av. E. Madero Alt. 800/900) (1300)
                          Buenos Aires, Argentina

                CMS Comercializadora de Energia S.A. is an Argentine corporation engaged in gas and electric marketing operations in Argentina.

03              *CMS Distributed Power, L.L.C.

                Address:  Fairlane Plaza South
                          330 Town Center Drive, Suite 1100
                          Dearborn, Michigan 48126

                CMS Distributed Power, L.L.C is a Michigan limited liability corporation formed for the purpose of aggregating the output from multiple generators to have power available on demand.

03              CMS Energy Asia Private Limited (Singapore)

                Address:  80 Raffles Place #26-20
                          UOB Plaza 2
                          Singapore 04862

                CMS Energy Asia Private Limited is a Singapore corporation involved in the development of electrical generation and distribution opportunities, gas transmission, storage and distribution opportunities, electrical and gas marketing opportunities and oil and gas exploration and development opportunities in Asia and the Pacific Rim.

04                    CMS Energy India Pte Ltd (India) (99%)

                      Address: Units 203 & 204, Capital Towers 180, Nungambakkam High Road
                                     Kodambakkan, Chennai 600 034 India

                      CMS Energy India Private Limited is an Indian corporation formed to pursue development opportunities in India.

03              CMS Energy India Pte Ltd (India) (1%)

                Address:        Units 203 & 204, Capital Towers
                                180, Nungambakkam High Road
                                Kodambakkan, Chennai 600 034 India

                CMS Energy India Private Limited is an Indian corporation formed to pursue development opportunities in India.

03              CMS Energy South America Company (CESA)

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Energy South America Company is a Cayman Islands corporation formed to provide for consolidation of the development expenses and activity in Argentina and Brazil.

04                    CMS Enterprises Development Company S.A. (CEDC) (99.99%)

                      Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220
                                     8(Degree) Piso (Av. E. Madero Alt. 800/900)
                                     (1300)
                                     Buenos Aires, Argentina

                      CMS Enterprises Development Company S.A. is an Argentina corporation formed to handle the development work in Argentina.

03              CMS Energy Technology Company

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Energy Technology Company is a Michigan corporation formed for the purpose of networked distributed generation.

03              CMS Energy UK Limited

                Address:        43-45 Portman Square, 4th Floor
                                London, England W1H 6AF

                CMS Energy UK Limited is an United Kingdom limited liability company involved in the development of energy-related businesses and projects in Europe, Africa and the Middle East.

03              CMS Enterprises Development, L.L.C.

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Enterprises Development, L.L.C. is a Michigan limited liability corporation formed to invest in various projects, including but not limited to, a zirconium recovery project.

03              CMS Enterprises Holding Company S.A. (99.99%)

                Address:        Edificio Torre Catalinas Plaza
                                Ing. Enrique Butty 220
                                8(Degree) Piso (Av. E. Madero Alt. 800/900)
                                (1300)
                                Buenos Aires, Argentina

                CMS Enterprises Holding Company S. A. is an Argentine corporation formed as a holding corporation.

03              CMS Gas Transmission Company

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Gas Transmission Company is a Michigan corporation organized to engage in the transmission, storage and processing of natural gas.

04                    Atlantic Methanol Capital Company (50%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Atlantic Methanol Capital Company is a Cayman Islands corporation formed to assist in the financing relating to an Equatorial Guinea methanol plant that has subsequently been sold.

05                         CMS Methanol Company (40%)

04                    CMS Antrim Gas LLC

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Antrim Gas LLC is a Michigan limited liability corporation formed for the purpose of owning and operating the central carbon dioxide removal plant in Otsego County, Michigan.

04                    CMS Bay Area Pipeline, LLC

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Bay Area is a Michigan limited liability corporation formed for the purpose of limiting and avoiding confusion with the pipeline system owned by MCN.

04                    CMS Field Services, Inc.

                      Address:       Boulder Towers
                                     1437 South Boulder, Suite 1250,
                                     Tulsa, Oklahoma 74119

                      CMS Field Services, Inc. is a Michigan corporation, formerly known as CMS Continental Natural Gas, Inc., involved in the gathering and processing of natural gas.

05                         Bighorn Gas Gathering, L.L.C. (50%)

05                         Bradshaw Energy, L.L.C. (97.5%)

05                         Choctaw Thrust Gas Gathering System (33 1/3%)

05                         CMS Cherokee Gas Processing, L.L.C.

05                         CMS Field Services Holding Company

06                              Bighorn Gas Gathering, L.L.C. (1%)

06                              CMS Taurus GP Holding, L.L.C.

05                         CMS Gas Processing, L.L.C.

05                         CMS Gulf Coast Field Services, L.L.C.

05                         CMS Hydrocarbons, L.L.C.

05                         CMS Laverne Gas Processing, L.L.C.

05                         CMS Natural Gas Gathering, L.L.C.

05                         CMS Oklahoma Natural Gas Gathering, L.L.C.

05                         CMS Taurus Holdings Company, L.L.C.

05                         CMS Gulf Coast Holdings Company

05                         CMS Midstream Services Company

05                         Fort Union Gas Gathering, L.L.C. (33 1/3%)

04                    CMS Gas Argentina Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1040
                                     Dearborn, Michigan 48126

                      CMS Gas Argentina Company is a Cayman Islands corporation with an equity interest in Transportadora de Gas del Norte S.A., an Argentine corporation, which provides natural gas transmission services to the northern and central parts of Argentina.

05                         Servicios de Aguas de Chile CMS y Compania Limitada
                           (.01%)

05                         Transportadora de Gas del Norte S.A. (TGN) (29.42%)

04                    CMS Gas Offshore Investment Ltd.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Gas Offshore Investment Ltd. is a Cayman Islands corporation formed for the purposes of financing, procurement, rehabilitation, upgrading, extension, ownership, operation and maintenance of existing power generation and seawater desalination project at the Taweelah complex in Abu Dhabi.

04                    CMS Grands Lacs LLC

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Grands Lacs LLC is a Michigan limited liability corporation and owner of various natural gas pipelines in Northern Michigan.

04                    CMS International Ventures, L.L.C. (37.01%)
                      (See CMS Enterprises for list of subsidiaries)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS International Ventures, L.L.C. is a Michigan limited liability corporation formed to own, manage and sell certain of CMS Energy's international investments.

04                    CMS Jackson Pipeline Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1040
                                     Dearborn, Michigan 48126

                      CMS Jackson Pipeline Company is a Michigan corporation involved as a 75% General Partner in Jackson Pipeline Company, a Michigan general partnership.

05                         Jackson Pipeline Company (75%)

04                    CMS Marysville Gas Liquids Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Marysville Gas Liquids Company is a Michigan corporation formed to hold a 51% interest in St. Clair Underground Storage Partnership and owns the Marysville Fractionation Partnership.

04                    CMS Saginaw Bay Lateral Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Saginaw Bay Lateral Company is a Michigan corporation that holds the interest in lateral lines off the Saginaw Bay Pipeline systems.

04                    CMS TriState Canada General Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS TriState Canada General Company is a Michigan corporation formed to hold a 1% General Partner interest in TriState Canada Limited Partnership, a Canadian partnership, which holds TriState Pipeline assets in Canada.

04                    Nitrotec Corporation (50%)

                      Address:       1021 Main Street, Suite 2800
                                     Houston, Texas 77002

                      Nitrotec Corporation is a Delaware corporation formed to invest in plants that extract helium from natural gas.

04                    Otsego EOR LLC (25%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Otsego EOR LLC is a Michigan limited liability corporation formed as an enhanced oil-recovery project consisting of three oil reservoirs and pipeline and compression facilities located in Otsego County, Michigan.

04                    Panhandle Eastern Pipe Line Company

                      Address:       5444 Westheimer Road
                                     Houston, Texas 77056-5306

                      Panhandle Eastern Pipe Line Company is a Delaware corporation formed for the transmission of natural gas.

05                         CMS Pan Gas Storage Company, L.L.C.

05                         CMS Panhandle Eastern Resources, Inc.

05                         Panhandle Partner LLC

06                              CMS Panhandle Holdings, LLC (95%)

07                                   Centennial Pipeline, LLC (33 1/3%)

07                                   *CMS Panhandle Lake Charles Generation
                                     Company, LLC

07                                   CMS Trunkline Gas Company, LLC (100% -
                                     Class A Shares)

08                                         CMS Trunkline Deepwater Pipeline
                                           Company L.L.C.

09                                              Sea Robin Pipeline Company (50%)

08                                         CMS Trunkline Gas Resources, LLC

08                                         CMS Trunkline Offshore Pipeline
                                           Company L.L.C.

09                                              Sea Robin Pipeline Company (50%)

07                                   CMS Trunkline LNG Holdings, LLC (100% -
                                     Class B shares)

08                                         CMS Trunkline LNG Company, LLC

07                                   Dekatherm Investor Trust

08                                         CMS Trunkline LNG Holdings, LLC (100%
                                           - Class A shares)

07                                   Guardian Pipeline, LLC. (33 1/3%)

05                         CMS Panhandle Storage Company

06                              MG Venture Storage, Inc.

05                         Trunkline Field Services Company

05                         CMS Panhandle LNG Acquisition Company

06                              CMS Panhandle Holdings, LLC (5%)

04                    TriState Pipeline, L.L.C (66-2/3%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      TriState Pipeline, L.L.C. is a Michigan limited liability corporation formed to hold interests in the TriState Pipeline.

03              CMS Generation Co.

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Generation Co is a Michigan corporation engaged in the development of and investment in cogeneration and other independent power generation projects both domestic and foreign.

04                    *CMS Centrales Termicas S.A. (99%)

                Address:        Edificio Torre Catalinas Plaza, Ing.
                                Enrique Butty 220
                                8 Piso (Av. E. Madero Alt. 800/900) (1300)
                                Buenos Aires, Argentina

                      CMS Centrales Termicas S.A. is an Argentine corporation formed to own an interest in a 240 MW natural gas/fuel oil-fired electric power plant near Mendoza, Argentina.

05                         Cuyana S.A. de Inversiones (1%)

06                              Centrales Termicas Mendoza, S.A. (92.6%)

04                    CMS Generation Altoona Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Altoona Company is a Michigan corporation formed to develop, construct, own, operate and maintain a bituminous coal, bituminous coal waste or other solid fuel-burning facility.

04                    CMS Generation Cebu Operating Limited Duration Company
                      (99%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Cebu Operating Limited Duration Company is a Cayman Islands entity involved as the operator of the Atlas Power Plant, a 135 MW coal/oil-fired power plant on Cebu Island, Philippines.

04                    CMS Generation Chateaugay Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Chateaugay Company is a Michigan corporation involved as a General Partner in KES Chateaugay, LP, a limited partnership.

04                    CMS Generation Filer City, Inc.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Filer City, Inc. is a Michigan corporation involved as a 50% General Partner in the T.E.S. Filer City Station Limited Partnership, a Michigan limited partnership that is the owner of the 54 megawatt (net) wood chip and coal-fired electric generating station in Filer City, Michigan.

04                    CMS Generation Filer City Operating Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Filer City Operating Company is a Michigan corporation formed to operate a coal and waste wood-fueled power plant near Filer City, Michigan owned by the T.E.S. Filer City Station Limited Partnership.

04                    CMS Generation Genesee Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Genesee Company is a Michigan corporation involved as a 1% General Partner in the Genesee Power Station Limited Partnership, a Delaware limited partnership, which owns and operates a 35-megawatt (net) waste wood-fired electric generating facility located in Genesee County, Michigan.

05                         Genesee Power Station Limited Partnership (1%)

06                              GPS Newco, L.L.C (50%)

04                    CMS Generation Grayling Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Grayling Company is a Michigan corporation involved as a 1% General Partner in Grayling Generating Station Limited Partnership, a Michigan limited partnership, that owns a 36-megawatt (net) waste wood-fueled power plant in Grayling, Michigan. Grayling Generating Station Limited Partnership owns GGS Holdings Company, a Michigan corporation, which is a .5% General Partner in AJD Forest Products Limited Partnership that operates a sawmill adjacent to the Grayling Generating Station and also supplies waste wood fuel to Grayling Generating Station Limited Partnership is a 49.5 % Limited Partner in AJD Forest Products Limited Partnership, a Michigan limited partnership.

05                         Grayling Generation Station Limited Partnership (1%)

06                              GGS Holdings Company

05                         Grayling Partners Land Development, L.L.C. (1%)

04                    CMS Generation Honey Lake Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Honey Lake Company is a Michigan corporation with a General Partnership interest and a Limited Partnership interest in H L Power Company, a California limited partnership that uses waste wood and geothermal fluid to generate a 30-megawatt (net) electric generating station in Lassan County, California. Also involved as General Partner in Honey Lake Energy I LP, and Honey Lake Energy II LP, both Michigan limited partnerships formed to own limited partnership interests in H L Power Company.

05                         Honey Lake Energy I L.P. (99%)

06                              H L Power Company (18.65%)

05                         Honey Lake Energy II L.P. (99%)

06                              H L Power Company (18.65%)

05                         H L Power Company (.5%)

04                    CMS International Ventures, L.L.C. (21.02%)
                      (See CMS Enterprises for list of subsidiaries)

04                    CMS Generation Lyonsdale Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Lyonsdale Company is a Michigan corporation involved as a general partner of Lyonsdale Energy Limited Partnership, a Delaware limited partnership, owners of the Lyonsdale Project, Lyonsdale, New York, a 19MW waste wood-fueled plant.

04                    CMS Generation Grayling Holdings Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Grayling Holdings Company is a Michigan corporation involved as a 49% Limited Partner in Grayling Generating Station Limited Partnership, a Michigan limited partnership. Grayling Generating Station Limited Partnership owns GGS Holdings Company, a Michigan corporation that owns a .5% General Partner interest in AJD Forest Products Limited Partnership, a Michigan limited partnership.

05                         Grayling Generating Station Limited Partnership (49%)

06                              GGS Holdings Company

05                         Grayling Partners Land Development LLC (49%)

04                    CMS Generation Holdings Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Holdings Company is a Michigan corporation involved as a limited partner in various proposed partnerships.

05                         *CMS Centrales Termicas S.A.  (1%)

05                         Genesee Power Station Limited Partnership (.5%)

06                              GPS Newco, L.L.C. (50%)

05                         GPS Newco, L.L.C. (50%)

05                         CMS Generation, S.R.L. (.01%)

06                              *Hidroelctrica El Chocon S.A. (2.48%)

06                              Hidroinvest S.A. (25%)

07                                   *Hidroelectrica El Chocon S.A. (59%)

05                         Moose River Properties (50%)

05                         *CMS Ensenada S.A. (1%)

05                         CMS Operating, S.R.L. (.001%)

05                         Metro East, L.L.C. (50%)

05                         McCook Cogeneration Station, L.L.C (50%)

04                    Dearborn Industrial Energy, L.L.C.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Dearborn Industrial Energy, LLC is a Michigan limited liability corporation formed to hold the ownership interest in Dearborn Industrial Generation, LLC and to obtain an air permit for the Dearborn Industrial Generation Project.

05                         *Dearborn Industrial Generation, L.L.C.

04                    *Dearborn Generation Operating, L.L.C.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Dearborn Generation Operating, L.L.C. is a Michigan limited liability corporation formed to operate the cogeneration facility located at the Ford Rouge plant.

04                    CMS Generation Investment Company I

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Investment Company I is a Cayman Islands corporation involved as a holding company for CMS Generation overseas investments that engage in the construction, ownership or operation of various power projects in Ghana, Morocco, Saudi Arabia and United Arab Emirates.

05                         CMS Generation Company Investment Company IV

06                              CMS Generation Investment Company II

07                                   CMS Generation Jorf Lasfar I Limited
                                     Duration Company (65%)

08                                         Jorf Lasfar Handelsbolag (50%)

08                                         Jorf Lasfar I HB (50%)

08                                         Jorf Lasfar Power Energy HB (50%)

07                                   CMS Generation Jorf Lasfar II Limited
                                     Duration (65%)

08                                         Jorf Lasfar Handelsbolag (50%)

08                                         Jorf Lasfar I HB (50%)

08                                         Jorf Lasfar Power Energy HB (50%)

07                                   CMS Generation Cebu Operating Limited
                                     Duration Company (1%)

07                                   CMS Generation Jegurupadu I Limited
                                     Duration (1%)

08                                         Jegurupadu O&M Company Mauritius
                                           (50%)

09                                             *Jegurupadu Operating &
                                               Maintenance Company (60%)

07                                   CMS Generation Jegurupadu II Limited
                                     Duration (1%)

08                                         Jegurupadu O&M Company Mauritius
                                           (50%)

09                                              *Jegurupadu Operating and
                                                Maintenance Company (60%)

07                                   CMS Generation Pinamucan Limited Duration
                                     Company (1%)

07                                   CMS Generation Pinamucan Operating Limited
                                     Duration Company (1%)

06                              CMS Generation Jorf Lasfar III Limited Duration
                                Company (50%)

07                                   *CMS Morocco Operating Co., S.C.A. (.1%)

06                              CMS Generation Luxembourg II S.a.r.l.

07                                   CMS Generation Luxembourg S.a.r.l.

08                                         CMS Generation Netherlands B.V.

09                                              Jorf Lasfar Energlaktiebolag

10                                                   *Jorf Lasfar Energy Company
                                                     (25%)

09                                              Jorf Lasfar Power Energy
                                                Aktiebolag

10                                                   *Jorf Lasfar Energy Company
                                                     (23%)

06                              CMS Generation Jorf Lasfar I Limited Duration
                                Company (35%)

07                                   Jorf Lasfar Handelsbolag (50%)

08                                         *Jorf Lasfar Energy Company (2%)

06                              CMS Generation Jorf Lasfar II Limited Duration
                                Company (35%)

07                                   Jorf Lasfar Handelsbolag (50%)

08                                         *Jorf Lasfar Energy Company (2%)

05                         CMS Generation Investment Company VI

06                              CMS Takoradi Investment Company

07                                   CMS Takoradi Investment Company II

08                                         *Takoradi International Company
                                           (Ghana) (90%)

05                         CMS Generation Investment Company VII

06                              CMS Generation Taweelah Limited

07                                   **Emirates CMS Power Company (40%)

08                                         Taweelah Shared Facilities Company
                                           LLC (17%)

06                              CMS Jubail Investment Company I

06                              Shuweihat General Partner Company (50%)

07                                   Shuweihat Limited Partnership (1%)

08                                         Shuweihat CMS International Power
                                           Company (UAE) (40%)

06                              Shuweihat Limited Partnership (49.5%)

07                                   Shuweihat CMS International Power Company
                                     (UAE) (40%)

06                              Shuweihat O&M Limited Partnership (49.5%)

06                              Shuweihat O&M General Partner Company (50%)

07                                   Shuweihat O&M Limited Partnership (1%)

05                         CMS Generation Loy Yang Holdings 1 Ltd.

06                              **Horizon Energy Holdings Ltd.

07                                   **Loy Yang Power Partners (24.63%)

07                                   Loy Yang Power Projects Pty. Lt. (49.6%)

07                                   Loy Yang Power Management Pty Ltd (49.6%)

05                         CMS Generation Loy Yang Holdings 2 Ltd.

06                              **CMS Generation Horizon Energy Holdings Ltd.

07                                   Loy Yang Power Management Pty Ltd (49.6%)

07                                   **Loy Yang Power Partners (25%)

07                                   Loy Yang Power Projects Pty Ltd (49.6%)

05                         Servicios de Aguas de Chile CMS y Compania Limitada
                           (99.99%)

05                         *CMS Morocco Operating Co., S.C.A (.1%)

05                         *CMS (India) Operations & Maintenance Company Private
                           Limited (1%)

05                         Energex Co. (20%)

04                    CMS Generation Montreal Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Montreal Company is a Michigan corporation involved as a .1 percent general partner in the Secure Wood Chips LP to own and operate a waste-wood recovery facility in the greater Montreal, Quebec, Canada area.

04                    *CMS Generation Operating Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Operating Company is a New York corporation involved in the operation of various power plants throughout the United States.

04                    CMS Generation Recycling Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Recycling Company is a Michigan corporation that owns 50% of Mid-Michigan Recycling, L.C. Mid-Michigan Recycling was created to be involved in supplying waste wood fuel initially for the Genesee Power Station Limited Partnership.

05                         Mid-Michigan Recycling, L.C. (50%)

04                    *CMS International Operating Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1000
                                     Dearborn, Michigan 48126

                      CMS International Operating Company is a Cayman Islands corporation, formed to own and control project operating and maintenance companies.

05                         CMS Generation UK Operating Private Limited

06                              Jorf Lasfar Aktiebolag

07                                   *CMS Morocco Operating Co, S.C.A. (99.7%)

05                         *CMS (India) Operations & Maintenance Company Private
                           Limited (99%)

05                         *CMS Morocco Operating Co., S.C.A. (.1%)

05                         CMS Generation Jorf Lasfar III Limited Duration
                           Company (50%)

06                              *CMS Morocco Operating Co., S.C.A. (.1%)

04                    *CMS Generation Michigan Power L.L.C.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Michigan Power L.L.C. is a Michigan limited liability corporation formed to own generating units which are to be sited in Michigan for the purpose of generating power during peak demand periods.

04                    Exeter Management Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Exeter Management Company is a Connecticut corporation involved as the General Partner in the Exeter Energy Limited Partnership, which owns and operates the 29.8Mwe tire fueled cogeneration plant in Sterling Connecticut.

04                    *Hidroelectrica El Chocon S.A. (2.48%)

                      Address:       8311 Neuquen
                                     Neuquen Province
                                     Argentina

                      Hidroelectrica El Chocon S.A. is an Argentine company which holds a thirty-year concession to operate two hydroelectric power plants in Argentina.

04                    Honey Lake II, L.P. (1%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1000
                                     Dearborn, Michigan 48126

                      Honey Lake II, L.P. is a California limited partnership created to participate as a 24.75% limited partner in the cogeneration facility at Honey Lake, California.

05                         H L Power Company (18.65%)

04                    Honey Lake I, L.P. (1%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1000
                                     Dearborn, Michigan 48126

                      Honey Lake I., L.P. is a California limited partnership created to participate as a 24.75% limited partner in the cogeneration facility at Honey Lake, California.

05                         H L Power Company (18.65%)

04                    Hydra-Co Enterprises, Inc.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Hydra-Co Enterprises, Inc. is a New York corporation involved in the management and operation of various plants. The plants are fueled by coal, natural gas, waste wood and water (hydro). Also involved as construction management responsibility for a 60 megawatt diesel-fueled plant in Jamaica.

05                         Caribbean Electric Power (40%)

05                         CMS Generation Operating Company II, Inc.

06                              HCO-Jamaica, Inc.

07                                   *Private Power Operations Limited (100%)

05                         CMS Generation Stratton Company

05                         HCE-Biopower, Inc.

05                         HCE-Jamaica Development, Inc.

05                         HCE-Rockfort Diesel, Inc.

06                              *Jamaica Private Power Company, Limited (45.07%)

05                         Hydra-Co Generation, Inc.

05                         Little Falls Hydropower Associates (33.33%)

05                         Lock 17 Management Group (33.33%)

05                         Lock 17 Group (33.33%)

05                         New Bern Energy Recovery, Inc.

05                         Windpower Partners 1989 (8.5346%)

05                         Jamaica Energy Team Limited (59.7%)

04                    McCook Cogeneration Station, L.L.C. (50%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1000
                                     Dearborn, Michigan 48126

                      McCook Cogeneration Station, L.L.C. is a Michigan limited liability corporation involved in the development, construction, ownership, and operation of a waste wood cogeneration facility in Cook County, Illinois.

04                    McCook Waste Wood Recovery Facility, L.L.C. (50%)

                      Address:              Fairlane Plaza South
                                            330 Town Center Drive, Suite 1000
                                            Dearborn, MI 48126

                      McCook Waste Wood Recovery Facility, LLC is a Michigan limited liability company formed to develop and own a waste wood recycling and processing facility where waste wood will be received, manually and mechanically separated and then recycled or processed for use at McCook Cogeneration Station, LLC.

04                    Metro East, L.L.C. (50%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1000
                                     Dearborn, Michigan 48126

                      Metro East, L.L.C. is a limited liability corporation created to pursue cogeneration development possibilities in East St. Louis, Illinois.

04                    Midland Cogeneration Venture Expansion, LLC (50%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1000
                                     Dearborn, Michigan 48126

                      Midland Cogeneration Venture Expansion, LLC is a Delaware limited liability company formed to develop the MCV Expansion including ordering and funding long-lead equipment.

04                    Notera Holding B.V.

                      Address:       A. J. Ernststraat
                                     595 H 1082 LD
                                     Amsterdam, The Netherlands

                      Notera Holding B.V. is a Netherlands corporation and currently inactive.

04                    Oxford Tire Supply, Inc.

                      Address:       Fairlane Plaza South,
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Oxford Tire Supply, Inc. is a Delaware corporation formed to collect and sell secondhand tires to dealers and scrap tires to be burned as fuel at the Exeter Energy Plant in Sterling, Connecticut.

04                    Oxford Tire Recycling, Inc.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Oxford Tire Recycling, Inc. is a Delaware corporation engaged in tire collection, shredding and storage, the sale of used and shredded tires, and related business activities.

04                    Scudder Latin America Power I-C LDC (25%)

                      Address:       345 Park Avenue
                                     New York, New York 10154-0010

                      Scudder Latin America Power I-C LDC is a Cayman Islands corporation formed for the purposes of an Investment Fund to invest (primarily passive) in electric generating facilities and the electric infrastructure in Latin America and the Caribbean.

04                    **Taweelah A2 Operating Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Taweelah 2 Operating Company is a Michigan corporation formed to operate the Taweelah A2 project through a branch office in Abu Dhabi, United Arab Emirates.

03              CMS International Ventures, L.L.C. (40.47%)

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS International Ventures, L.L.C. is a Michigan limited liability corporation formed to own, manage and sell certain of CMS Energy's international investments.

04                    CMS Electric & Gas, L.L.C.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Electric and Gas, L.L.C. is a Michigan limited liability corporation. CMS International Distribution LLC and CMS Electric and Gas Company merged on December 20, 2002 to form CMS Electric & Gas, L.L.C.

05                         CMS Comercialzadora de Energia Ltda (99.99%)

05                         CMS Distribuidora Ltda (99.99%)

06                              CMS Participacoes Ltda. (99.99%)

07                                   Agropecuaria Turvinho Ltda. (.01%)

07                                   **Companhia Paulista de Energia Eletrica
                                     (CPEE) a Brazilian corporation (93.86),

08                                         Agropecuaria Turvinho Ltda. (99.99%)

08 **Companhia Sul Paulista de Energia Eletrica (CSPE), a Brazilian corporation (88.63%)

09                                              **Companhia Jaguari de Energia
                                                S.A. (CJE),
                                                a Brazilian corporation

10                                                   **Compania Luz e Forca de
                                                     Mococo SA (CLFM)

10                                                   CPEE Equipamentos Eletricos
                                                     e Servicos Ltda. (99.86%)

08                                              Paulista Lajeado Energia SA (7%)

08                                              Companhia Nova Paulista de
                                                Energia

05                         CMS Electric and Gas Moldova, L.L.C.

05                         CMS Electric and Gas Sucursal (branch) Argentina

05                         CMS Empreendimentos Ltda (99.99%)

05                         CMS Netherlands Funding Company

05                         CMS Venezuela S.A.

06                              **Sistema Electrico del Estado Nueva Esparta
                                C.A. (SENCA) (52.37%)

05                         ENELMAR, SA

06                              **Sistema Electrico del Estado Nueva Esparta
                                C.A. (SENCA) (33.34%)

04                    CMS Generation Investment Company III

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Investment Company III is a Cayman Islands corporation formed to have an ownership interest in certain Indian power generation projects.

05                         CMS Energy Mauritius Limited

06                              TN LNG & Power Co. Ptv. Ltd. (India) (TIDCO)
                                (26.67%)

05                         CMS Generation Jegurupadu I Limited Duration Company
                           (99%)

06                              Jegurupadu O&M Company Mauritius (50%)

07                                   *Jegurupadu Operating & Maintenance Company
                                     (60%)

05                         CMS Generation Jegurupadu II Limited Duration Company
                           (99%)

06                              Jegurupadu O&M Company Mauritius (50%)

07                                   *Jegurupadu Operating & Maintenance Company
                                     (60%)

05                         CMS Generation Neyveli Ltd. (100%)

06                              *ST-CMS Electric Company Pvt. Ltd. (50%)

06                              ST-CMS Electric Company (Mauritius) (41.5%)

05                         Jegurupadu CMS Generation Company Ltd.

06                              *GVK Industries Ltd. (23.75%)

04                    CMS Generation Investment Company V

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1000
                                     Dearborn, Michigan 48126

                      CMS Generation Investment Company V is a Cayman Islands corporation formed to separate our projects on a regional basis in order to provide the Company more liability protection.

05                         Compania de Inversiones CMS Energy Chile Limitada
                           (40%)

06                              Gasoducto Atacama Argentina Limitada (10%)

06                              Gasoducto Atacama Chile Limitada (50%)

07                                   Progas S.A. (99.99%)

07                                   Gasoducto Taltal Ltda. (99%)

06                              GasAtacama Generacion Limitada (50%)

07                                   Progas S.A. (.01%)

07                                   Empresa de Transmission Electra Transemel
                                     S.A. (40%)

07                                   CDEC-SING Limitada (16.666%)

06                              GasAtacama S.A. (50%)

05                         Gasoducto Atacama Argentina Limitada (20%)

06                              Gasoducto Taltal Ltda. (1%)

05                         Scudder Latin American Power I-P L.D.C. (25%)

05                         Scudder Latin American Power II-P L.D.C. (4%)

04                    CMS Generation, S.R.L. (99.99%)

                      Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220
                                     8 Piso (Av. E. Madero Alt. 800/900) (1300)
                                     Buenos Aires, Argentina

                      CMS Generation, S.R.L. is an Argentine corporation formed to invest in a hydroelectric power concession in Argentina.

05                         Hidroinvest S.A. (25%)

06                              *Hidroelectrica El Chocon S.A (59%)

04                    **CMS Operating, S.R.L. (99.999%)

                      Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220
                                     8 Piso (Av. E. Madero Alt. 800/900) (1300)
                                     Buenos Aires, Argentina

                      CMS Operating, S.R.L. is an Argentine corporation created to have a 80.55% interest through its subsidiary Cuyana de Inversiones, S.A. in the Centrales Termicas Mendoza, S.A. partnership. Centrales Termicas Mendoza, S.A. was formed to acquire, own and operate the Lujan de Cuyo and Cruz de Piedra plants in Argentina.

05                         *CMS Ensenada S.A (99%)

05                         Cuyana S.A. de Inversiones (99%)

06                              Centrales Termicas Mendoza, S.A. (92.6%)

05                         Transportadora de Gas del Mercosur (Argentina) (20%)

04                    Western Australia Gas Transmission Company I

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Western Australia Gas Transmission Company I is a Cayman Islands corporation which is a holding company for certain international assets.

05                         CMS Gas Transmission del Sur Company

06                              Atacama Finance Co. (50%)

06                              CMS Atacama Company

06                              Compania de Inversiones CMS Energy-Chile Ltda
                                (60%)

07                                   GasAtacama S.A. (50%)

07                                   Gasoducto Atacama Argentina Limitada (10%)

07                                   Gasoducto Atacama Chile Limitada (50%)

08                                         Gasoducto Taltal Limitada (99%)

08                                         Progas S.A. (99.99%)

07                                   GasAtacama Generacion Limitada (50%)

08                                         CDEC-SING (16.666%)

08                                         Empresa de Transmision Electrica
                                           Transemel SA (40%)

08                                         Progas S.A. (.01%)

06                              Energex Co. (30%)

06                              Gasoducto Atacama Argentina Limitada (20%)

07                                   Gasoducto Taltal Ltda (1%)

06                              Energex Co. (20%)

05                         CMS Gas Transmission of Australia Holdings Company

06                              CMS Gas Transmission of Australia

05                         CMS International Finance Services Company

05                         CMS Luxembourg SARL

06                              Valandrid BV

07                                   CMS Goldfields Gas Transmission Australia
                                     PTY. LTD.

08                                         SCP Investments (No. 1) PTY. LTD
                                           (45%)

09                                              SCP Investments (No. 2) PTY. LTD

10                                                   Southern Cross Pipelines
                                                     Australia PTY. LTD

11                                                        Goldfields Gas
                                                          Transmission Joint
                                                          Venture (66.664%)

12                                                              Goldfields Gas
                                                                Transmission
                                                                Pty. Ltd.

09                                              SCP Investments (NO 3) PTY. LTD

10                                                   Southern Cross Pipelines
                                                     (NPL) Australia PTY.
                                                     LTD

11                                                        Goldfields Gas
                                                          Transmission Joint
                                                          Venture
                                                          (25.5%)

12                                                              Goldfields Gas
                                                                Transmission
                                                                PTY. LTD

07                                   CMS TriState Canada Unlimited Company

05                         CMS Pamelia Gas Transmission Pty Ltd.

03              CMS Land Company

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Land Company is a Michigan corporation formed to act as a repository for any unused real property formerly owned by Consumers Energy Company and hold the same for possible non-utility development.

03              CMS Marketing, Services and Trading Company

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Marketing, Services and Trading Company is a Michigan corporation involved in providing gas, electric, oil and coal marketing, risk management and energy management services.

04                    CMS Merchant Services, L.L.C.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Merchant Services, L.L.C. is a Michigan limited liability corporation formed for the purpose of purchasing capacity under the FERC's capacity release regulations for monthly transactions.

04                    CMS Viron Corporation

                      Address:       12980 Foster
                                     Suite 400
                                     County of Johnson
                                     Overland Park, KS 66213-2646

                      CMS Viron Corporation is a Missouri corporation formed to provide services in the areas of energy usage analysis and the engineering and implementation of energy conservation measures.

04                    CMS MS&T Michigan L.L.C.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48226

                      CMS MS&T is a Michigan limited liability company formed for the sole purpose of taking an assignment of the Ford/Rouge Electricity Sales Agreements from Dearborn Industrial Generation L.L.C. (DIG) and to perform those contracts.

04                    CMS Texon Company

`                     Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48226

                      A Michigan corporation involved as a general partner in Texon, LP, a Texas limited partnership engaged in transporting, processing and marketing of crude oil and natural gas liquids and services related thereto.

04                    Dorman Energy L.L.C. (49%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Dorman Energy, L.L.C. is a Michigan limited liability corporation formed as a partner with a minority controlled energy business to pursue minority set aside energy contracts.

04                    Premstar Energy Canada Ltd (50%)

                      Address:       330 Richmond Street
                                     Suite 104
                                     Chatham, Ontario Canada    N7M 1P7

                      Premstar Energy Canada Ltd, is a Canadian corporation engaged in purchasing, transporting, storing, selling, brokering and marketing natural gas in North America and energy-related consulting.

05                         ECNG Inc (88%)

05                         Energistics Group, Inc.

05                         Premstar Metering Inc. (70%)

06                                  Canadian Meter Services Ltd.

03              CMS Resource Development Company

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Resource Development Company is a Michigan corporation formed to pursue and develop various power sources outside the United States.

03              CMS MicroPower Systems, L.L.C.

                  Address:                  Fairlane Plaza South
                                            330 Town Center Drive, Suite 1100
                                            Dearborn, Michigan 48126

                CMS MicroPower Systems, L.L.C. is a Michigan limited liability corporation formed for the purpose of leasing portable generation assets.

03              CMS Texas LLC

                  Address:                  Fairlane Plaza South
                                            330 Town Center Drive, Suite 1100
                                            Dearborn, Michigan 48126

                CMS Texas LLC is a Texas limited liability corporation formed to conduct business activities in Texas.

03              Explotaciones CMS Oil and Gas Company

                Address:        1021 Main Street
                                Suite 2800
                                Houston, Texas 77002

                Explotaciones CMS Oil and Gas Company is a Delaware corporation and currently inactive.

                           02 CONSUMERS ENERGY COMPANY

           Address:        212 West Michigan Avenue
                           Jackson, Michigan 49201

           The consolidated operations of Consumers Energy Company ("Consumers") account for the largest share of CMS Energy's total assets and income and accounts for a substantial portion of its revenues. The name, state of organization and nature of business of Consumers' subsidiaries are described below:

03              CMS Engineering Co.

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                CMS Engineering Company is a Michigan corporation engaged in offering design, engineering, project management and related construction services to natural gas utilities, natural gas exploration and production companies, and other energy businesses.

03              CMS Midland Holdings Company

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                CMS Midland Holdings Company is a Michigan corporation involved as a Limited Partner in the First Midland Limited Partnership, a Delaware limited partnership, a partnership that leases assets to the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

03              CMS Midland, Inc.

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                CMS Midland, Inc. is as Michigan corporation engaged as a 49% General Partner in the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

03              Consumers Campus Holdings, LLC

                  Address:          212 West Michigan Avenue
                                    Jackson, Michigan 49201

                Consumers Campus Holdings, LLC is a Michigan limited liability corporation formed for the purpose of being the lessee in the synthetic lease financing of the new Consumers Energy Company office building to be located in downtown Jackson, Michigan.

03              Consumers EnergyGuard Services, Inc.

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                Consumers EnergyGuard Services, Inc. is a Michigan corporation formed for the purpose of marketing EnergyGuard, a residential bill payment insurance product to Consumers' residential customers.

03              Consumers Funding LLC

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                Consumers Funding LLC is a Delaware limited liability corporation formed for the purpose of acting as assignee of property transferred by Consumers and issuer of securitization bonds.

03              Consumers Nuclear Services LLC

                  Address:          212 West Michigan Avenue
                                    Jackson, Michigan 49201

                Consumers Nuclear Services LLC is a Michigan corporation formed for the purpose of holding the 20% member interest in Nuclear Management LLC.

04                    Nuclear Management Company LLC (20%)

                      Address:      700 First Street
                                    Hudson, Wisconsin 54016

                      Nuclear Management Company is a Wisconsin limited liability company formed to achieve enhanced reliability and continued safe operation, to pursue overall excellence in nuclear power operations, as well as to identify efficiencies in the provision of operating services to nuclear facilities.

03                Consumers Parnall Holdings, LLC

                  Address:          212 Wes Michigan Avenue
                                    Jackson, Michigan 49201

                Consumers Parnall Holdings, LLC is a Michigan limited liability corporation formed for the purposes of holding the Consumers Parnall facility.

03              Consumers Receivables Funding, LLC

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                Consumers Receivables Funding, LLC is a Delaware limited liability corporation formed for the purposes of buying certain accounts receivables from Consumers Energy Company and sell them to a third party.

03              ES Services Company

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                ES Services Company is a Michigan corporation formed for the purpose of offering design, engineering, project management and related services primarily to electric utilities and generation facilities.

03              MEC Development Corp.

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                MEC Development Corp. is a Michigan corporation which previously held assets transferred to and holder of certain bonds issued by the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

             2. A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.
       -------------------------------------------------------------------------

       Claimant has no directly owned properties used for such purposes. Claimant's subsidiary Consumers is a public utility. Its property and facilities used for the above-described purposes are located within the State of Michigan and are described below.

                             (1) ELECTRIC PROPERTIES

       Consumers' electric generation is supplied by the following plants:

                                                                                 2002                           2002
                                                                              Summer Net
                                                Size and Year                Demonstrated                Net Generation
Name and Location (Michigan)                  Entering Service              Capability (kW)            (Thousands of kWhs)
----------------------------                  ----------------              ---------------            -------------------
Coal Generation
     J H Campbell 1&2 - West Olive           2 Units, 1962-1967                 615,000                     4,406,940
     J H Campbell 3 - West Olive             1 Unit, 1980                       765,140(a)                  4,511,713
     D E Karn - Essexville                   2 Units, 1959-1961                 515,000                     3,824,249
     B C Cobb - Muskegon                     2 Units, 1956-1957                 316,000                     2,150,510
     J R Whiting - Erie                      3 Units, 1952-1953                 326,000                     2,262,509
     J C Weadock - Essexville                2 Units, 1955-1958                 310,000                     2,205,575

TOTAL COAL GENERATION                                                         2,847,140                    19,361,496
                                                                              ---------                    ----------

Oil/Gas Generation
     B C Cobb - Muskegon                     3 Units, 1999-2000                 183,000                        38,035
     D E Karn - Essexville                   2 Units, 1975-1977               1,276,000                       650,008

TOTAL OIL/GAS GENERATION                                                      1,459,000                       688,043
                                                                              ---------                    ----------

Hydroelectric
     Conventional Hydro Generation           13 Plants, 1906-1949                73,540                       386,691
     Ludington Pumped Storage                6 Units, 1973                      954,700(b)                   (486,322)(c)

TOTAL HYDROELECTRIC                                                           1,028,240                       (99,631)
                                                                              ---------                    ----------


Nuclear Generation
     Palisades - South Haven                 1 Unit, 1971                       767,000                     6,357,962

TOTAL NUCLEAR GENERATION                                                        767,000                     6,357,962
                                                                              ---------                    ----------


Gas/Oil Combustion Turbine
     Generation                              8 Plants, 1966-1999                346,800(d)                     12,743

TOTAL GAS/OIL COMBUSTION TURBINE                                                346,800                        12,743
                                                                              ---------                    ----------

TOTAL OWNED GENERATION                                                        6,448,180                    26,320,613
                                                                              ---------                    ==========

Purchased and Interchange Power Capacity                                      1,741,180(e)
                                                                              ---------

TOTAL                                                                         8,189,360


(a) Represents Consumers' share of the capacity of the J H Campbell 3, net of 6.69 percent (ownership interests of the Michigan Public Power Agency and Wolverine Power Supply Cooperative, Inc.).

(b) Represents Consumers' share of the capacity of Ludington. Consumers and Detroit Edison have 51 percent and 49 percent undivided ownership, respectively, in the plant.

(c) Represents Consumers' share of net pumped storage generation. This facility electrically pumps water during off-peak hours for storage to later generate electricity during peak-demand hours.

(d)      Includes 1.8 MW of distributed generation.

(e)      Includes 1,240 MW of purchased contract capacity from the MCV Facility.

Electric subtransmission and distribution lines are located on or under public highways, streets, alleys or lands, except where they are located on or under easements or other rights. Consumers owns 338 miles of 138kV high voltage distribution radial lines. The high voltage distribution system consists of 4,159 structural miles of overhead 46kV and 23 kV high voltage distribution lines and 16 subsurface miles of underground 46kV high voltage distribution lines. The distribution system consists of 54,681 structural miles of overhead lines and 8,201 subsurface miles of underground lines.

Consumers owns substations having an aggregate transformer capacity of 20,596,240 kilovoltamperes.

On April 1, 2001, Consumers transferred its investment in electric transmission lines and substations to a wholly owned subsidiary, Michigan Electric Transmission Company (METC). On May 1, 2002, Consumers sold its interest in METC to a third party, Michigan Transco Holdings, LLC, and no longer owns transmission facilities. The new transmission company is called Michigan Electric Transmission Company, LLC (METC, LLC).

Consumers is interconnected to METC, LLC and to some municipal electric utilities in Michigan. METC, LLC is interconnected with neighboring utilities as well as out-state transmission systems.

                               (2) Gas Properties

           Consumers' gas distribution and transmission system consists of 25,218 miles of distribution mains and 1,624 miles of transmission lines throughout Michigan's lower peninsula. It owns and operates seven compressor stations with a total of 162,000 installed horsepower. Consumers has 14 gas storage fields located across Michigan with an aggregate storage capacity of 330.8 bcf.

             In February 2002, the FERC approved Michigan Gas Storage's application for a declaration of exemption from provisions of the Natural Gas Act. This allowed Consumers to merge with Michigan Gas Storage effective when an appropriate MPSC order was issued. The merger was approved and completed in November 2002.



       -------------------------------------------------------------------------
       3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY
                COMPANIES:
       -------------------------------------------------------------------------

                                 ELECTRIC ENERGY

       (A)          NUMBER OF KWH OF ELECTRIC ENERGY SOLD (AT RETAIL OR
                    WHOLESALE).

                            SUBSIDIARY                                 kWh
                            ----------                                 ---

       Consumers Energy Total                                    37,371,746,552
       CMS MS&T Total                                            32,023,077,500
                                                                 --------------

                                                                 69,394,824,052


       (B) NUMBER OF KWH OF ELECTRIC ENERGY DISTRIBUTED AT RETAIL OUTSIDE MICHIGAN.

                            SUBSIDIARY                                kWh
                            ----------                                ---
       Consumers Energy Total                                          0
       CMS MS&T Total                                                  0
                                                                      ---

       Total Electric Energy Distributed Outside of the
       State of Michigan                                               0
                                                                      ===

       (C) NUMBER OF KWH OF ELECTRIC ENERGY SOLD AT WHOLESALE OUTSIDE MICHIGAN OR AT MICHIGAN'S STATE LINE.

                             SUBSIDIARY                             kWh
                             ----------                             ---

       Consumers Energy Total                                     642,711,000
       CMS MS&T Total                                         60,992, 768,870
                                                              ---------------

       Total Electric Energy Sold at Wholesale
       Outside the State of Michigan or
       at Michigan's State Line.
                                                              61,635,479,870
                                                              ==============


       (D) NUMBER OF KWH OF ELECTRIC ENERGY PURCHASED OUTSIDE MICHIGAN OR AT MICHIGAN'S STATE LINE.

                             SUBSIDIARY                             kWh
                             ----------                             ---

       Consumers Energy Total                                  2,667,902,000
       CMS MS&T Total                                         60,551,717,000
                                                              --------------

       Total Electric Energy Purchased Outside of
       Michigan                                               63,219,619,000
                                                              ==============

                                  NATURAL GAS
       CMS Energy information reports for natural gas, as it does not deal with or in manufactured gas.

       (A)      NUMBER OF MCF OF NATURAL GAS DISTRIBUTED AT RETAIL.

                             SUBSIDIARY                             Mcf
                             ----------                             ---
       Consumers Energy Total                                    248,822,000
       CMS MS&T Total                                             77,676,145
                                                              --------------

       Total Natural Gas Distributed at Retail                   326,498,145
                                                              ==============

       (B)      NUMBER OF MCF OF NATURAL GAS DISTRIBUTED AT RETAIL OUTSIDE
                MICHIGAN.


                             SUBSIDIARY                             Mcf
                             ----------                             ---
       Consumers Energy Total                                        0
       CMS MS&T Total                                             69,256,959
                                                              --------------

       Total Natural Gas Distributed at Retail                    69,256,959
                                                              ==============
       Outside the State of Michigan

       (C) NUMBER OF MCF OF NATURAL GAS SOLD AT WHOLESALE OUTSIDE MICHIGAN OR AT MICHIGAN'S STATE LINE.


                             SUBSIDIARY                           Mcf
                             ----------                           ---
       Consumers Energy Total                                      0
       CMS Marketing Total                                   241,587,480
                                                             -----------

       Total Natural Gas Sold at Wholesale
       Outside Michigan or at Michigan's State Line.         241,587,480
                                                             ===========

       (D)      NUMBER OF MCF OF NATURAL GAS PURCHASED OUTSIDE MICHIGAN.

                             SUBSIDIARY                           Mcf
                             ----------                           ---
       Consumers Energy Total                                217,316,000
       CMS MS&T Total                                        544,401,547
                                                             -----------

       Total Natural Gas Purchased Outside of Michigan       761,717,547
                                                             ===========

       4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

       (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas;

       (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held;

       (c) Type and amount of the capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company;

       (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period; and

       (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).



--------------------------------------------------------------------------------

                           CMS ENERGY'S EWGs AND FUCOs

       As of December 31, 2002, CMS Energy had interests in 21 EWGs and 11
       FUCOs:

                          EXEMPT WHOLESALE GENERATORS:

       1.       CENTRALES TERMICAS MENDOZA, S.A. ("CTM")

       (a)      Centrales  Termicas Mendoza, S.A.
                Edificio torre Catalinas Plaza
                Ing. Butty 220, 8th Floor
                Buenos Aires, Argentina

                Centrales Termicas Mendoza, S.A. an Argentina company, is an EWG and is the owner of a 540 MW facility in Lujon de Cuyo and a 15 MW generating unit in Cruz de Piedra, both located in Mendoza.

       (b) CMS Enterprises Company owns 42.7% of CMS International Ventures, L.L.C. which owns

                100% of CMS Operating, S.A., which owns 100% of Cuyana S.A. de Inversiones. Cuyana S.A. de Inversiones owns 92.6% of CTM.

       (c) As of December 31, 2002, CMS Generation has invested approximately $76 million in CTM through its subsidiaries CMS Operating S.A. and Cuyana. de Inversiones S.A.

       (d)
                Capitalization  at 12/31/02                            (000s)
                                       Shareholder's Equity          $  122,944
                                       Irrevocable Contributions     $   86,948
                                       CTA                           $ (135,068)
                                       Retained Earnings             $    1,400
                  Total                                              $   76,224
                  Net Income (Loss) for the period ended 12/31/02    $  (17,342)

       (e) As of December 31, 2002, Centrales Termicas Mendoza, S.A., had a Contract of Operation with CMS Operating S.A. This is a consulting contract in connection with the operation and maintenance of the eligible facility. In 2002, total fees earned from the contract were $1,127,195.

       2.       CENTRALES TERMICAS SAN NICOLAS, S.A. ("CTSN")

       (a)      Centrales Termicas San Nicolas, S.A.
                Rivadavia S/N
                2900 San Nicolas
                Prov. Buenos Aires, Argentina

                CTSN, an Argentine company, is an EWG and is owner and operator of a 650 MW power plant located in San Nicolas, Argentina, north of Buenos Aires, Argentina. The five-unit plant can be fueled by coal, petroleum coke, oil or natural gas. CMS Generation Co. holds a 0.016% indirect ownership interest in CTSN.

       (b) CMS Generation Company has .1% interest in CMS Generation San Nicolas Company, which has a .1% interest in Inversora San Nicolas, S.A, which owns 88% interest in CTSN. The remaining 12% interest is held by the Argentine government on behalf of the facility's employees. See Exhibit B.

                On July 7, 1995, AES Argentina, Inc. purchased a 99.9% ownership interest in CMS Generation San Nicolas Company, represented by 9,990 newly issued shares, leaving CMS Generation Co. with a 0.016% indirect ownership interest in CTSN.

       (c) As of December 31, 2002, CMS Generation San Nicolas Company had invested approximately $4.2 million of equity in CTSN. CMS Energy has been released from all guarantees related to CTSN.

       (d)
                Capitalization at 12/31/02
                Bank Loans                                                (000s)
                                          Long Term Debt (Partners Loans) $0.00
                                          Shareholder's Equity            $0.00
                                          Total Capitalization            $0.00
                Net Income (Loss) for the
                period ended 12/31/02                                     $0.00

               As stated in Claimant's Form U-3A-2 filed February 29, 1996, due to the nominal interest (.016%) of CTSN indirectly owned by CMS Generation Co., capitalization and earnings information of CTSN continues to be unavailable.

       (e)     N/A


       3.       CMS DISTRIBUTED POWER, L.L.C.

       (a)      CMS Distributed Power, L.L.C. ("CDP")
                Fairlane Plaza South
                330 Town Center Drive, Suite 300
                Dearborn, Michigan 48126

       CDP, a Michigan limited liability company, is an EWG and owns a 16.6 MW generator facility located in Zilwaukee, Michigan.

       (b)      CMS Enterprises Company owns 100% of CDP.

       (c) As of December 31, 2002 CMS Enterprises Company has invested approximately $7.7 million of capital in CDP.

       (d)
                Capitalization at 12/31/02
                                         Bank Loans                      (000s)
                                         Long Term Debt (Partners Loans) $    0
                                         Shareholder's Equity            $5,086
                Total Capitalization                                     $5,086
                  Net Income (Loss) for the
                  period ended 12/31/02                                  $5,934
                                                                         $ (847)
       (e)     During the year 2002, CDP had no power purchase agreements.

       4.       CMS ENSENADA S.A. ("ENSENADA")

       (a)     CMS Ensenada S.A.
               Edificio Torre Catalinas Plaza
               Ing. Butty 220 8th Floor
               (1101) Buenos Aires, Argentina

       Ensenada, an Argentine company, is an EWG and is the owner of a 128 MW natural gas-fired power plant, located on the grounds of YPF S.A.'s La Plata oil refinery, located in the province of Buenos Aires, Argentina.

       (b)     CMS Operating S.A. owns 100% of CMS Ensenada S.A. See Exhibit B.

       (c) As of December 31, 2002, CMS Operating S.A. had invested approximately $39.13 million of equity in Ensenada.

       (d)
                   Capitalization at 12/31/02                            (000)
                                            Shareholder's Equity       $     12
                                            CTA                        $(52,105)
                                            Irrevocable Contribution   $ 39,118
                                            OPIC Loan (LT)s            $ 45,652
                                            Retained Earnings          $ (5,196)
                         Total Capitalization                          $ 27,481
               Net Income (Loss) for the period
               ended 12/31/02                                          $ (8,139)


       (e) As of December 31, 2002, CMS Ensenada S.A. maintains a 7 year Operating and Maintenance Agreement with CMS Operating S.A. to operate and maintain the La Plata cogeneration plant. This agreement took effect in 1997. In 2002, total fees earned were $500,000.


       5. CMS (INDIA) OPERATIONS & MAINTENANCE COMPANY PRIVATE LIMITED (CMS (INDIA))

       (a) CMS (India) Operations and Maintenance Company Private Limited F-40 N.D.S.E. Part 1
                New Delhi - 110 149
                India

       (b) CMS (India) O & M Company Private Limited, an Indian company, is the operator of a 250MW lignite-fired power station located in Neyveli, Tamil Nadu, India. The plant is a 50%-50% joint venture between CMS Generation Neyveli Ltd and ABB Power Investment (India) B.V. The plant achieved commercial operation on December 15, 2002.

       (c) CMS International Operating Company owns 100% of CMS (India) O & M Company Private Limited. As of December 31, 2002, CMS International Company has invested approximately $55,000 of equity in CMS (India) O & M Company Private Limited.

       (d)
                Capitalization at 12/31/02                            (000s)
                                              Shareholder's Equity    $   187

       (e) As of December 31, 2002 CMS (India) O & M Private Ltd has an operating maintenance agreement with ST-CMS, effective November 15, 1999. In 2002 $661,129 was earned as fees.

       6.      CMS GENERATION MICHIGAN POWER LLC

       (a)     CMS Generation Michigan Power LLC
               Fairlane Plaza South
               330 Town Center Drive
               Dearborn, Michigan 48126

       CMS Generation Michigan Power LLC, a United States company, is an EWG and owns a 68 MW natural gas-fired peaking facility located in Comstock, Michigan and a 132 MW natural gas-fired peaking facility located in Gaylord, Michigan.

       (b) CMS Generation Co. owns 100% of CMS Generation Michigan Power LLC. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Co. had invested approximately $9 million of equity in CMS Generation Michigan Power LLC.

       (d)
                  Capitalization at 12/31/02                          (000s)
                  Shareholder's Equity                              $    8,740
                  Net Income (Loss) for the
                  period ended 12/31/02                             $  (63,565)

       (e) As of December 31, 2002, CMS Generation Michigan Power, LLC had an Operating and Maintenance Agreement with CMS Generation Co. In 2002, the total fees earned from the agreement were $209,982.

       7.      CMS GENERATION OPERATING COMPANY

       (a)     CMS Generation Operating Company
               Fairlane Plaza South
               330 Town Center Drive
               Dearborn, Michigan 48126

       CMS Generation Operating Company, a United States company, is an EWG and is the operator of a 68 MW natural gas-fired peaking facility located in Comstock, Michigan and a 132 MW natural gas-fired peaking facility located in Gaylord, Michigan.

       (b) CMS Generation Co. owns 100% of CMS Generation Operating Co. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Co. had invested approximately $1.7 million in CMS Generation Operating Company.

       (d)
               Capitalization at 12/31/02                                 (000s)
                                                Shareholder's Equity    $  1,703
               Net Income (Loss) for the period
               ended 12/31/02                                           $    717

       (e)     N/A


       8.      CMS INTERNATIONAL OPERATING COMPANY

       (a)     CMS International Operating Company
               C/O Maples and Calder
               Ugland House
               P.O. Box 309, South Church Street
               George Town, Cayman Islands, British West Indies

       CMS International Operating Company, a Cayman Islands company, is an EWG and is the operator of a 220 MW combined cycle thermal power plant under construction located at the Takoradi Power Plant Complex near Takoradi at Aboadze in the Western Region of the Republic of Ghana.

       (b) CMS Generation Co. owns 100% of CMS International Operating Company. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Co. had invested approximately $2.3 million in CMS International Operating Company.

       (d)
               Capitalization at 12/31/02                               (000s)
                                     Shareholder's Equity              $ 17,317
                                     Cumulative Translation Adjustment $   (545)
                Net Income (Loss) for the period
                ended 12/31/02                                         $  4,649

       (e)     NA

       9.      CMS MOROCCO OPERATING CO., SCA ("CMS MOROCCO")

       (a)     CMS Morocco Operating Company SCA
               BP 99 Sidi Bouzid
               El Jadida
               Morocco

       CMS Morocco, a Moroccan company, is an EWG that operates two 330 MW electric generating plants and two additional 348 MW electric generating plants at the port of Jorf Lasfar on the Atlantic coast of Morocco.

       (b) Jorf Lasfar Aktiebolag, CMS Generation Investment Company I, CMS International Operating Company, and CMS Generation Jorf Lasfar III Limited Duration Company own 99.7%, 0.1%, 0.1%, and 0.1%, respectively, of CMS Morocco. See Exhibit B.

       (c) As of December 31, 2002, Jorf Lasfar Aktiebolag, CMS Generation Investment Company I, CMS International Operating Company, and CMS Generation Jorf Lasfar III Limited Duration Company, had invested approximately $2.3 million of equity in CMS Morocco.

       (d)
               Capitalization at 12/31/02                                (000s)
                                              Shareholder's Equity      $ 17,317
               Net Income (Loss) for the period ended 12/31/02          $  4,649

       (e)     N/A

       10.     DEARBORN GENERATION OPERATING, L.L.C. ("DEARBORN GENERATION
               OPERATING")

       (a)     Dearborn Generation Operating
               Fairlane Plaza South
               330 Town Center, Suite 1100
               Dearborn, Michigan 48126

       Dearborn Generation Operating, a United States company, is an EWG and is the operator of a 155 MW natural gas-fired facility and an approximately 550 MW natural gas-fired facility under construction located in Dearborn, Michigan.

       (b) CMS Generation Co. owns 100% of Dearborn Generation Operating. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Co. had invested $3.5 million in Dearborn Generation Operating.

       (d)
               Capitalization at 12/31/02                              (000s)
                                               Shareholder's Equity   $   4,756
               Net Income (Loss) for the period ended 12/31/02        $    (642)

       (e) As of December 31, 2002, Dearborn Generation Operating had an operating and maintenance agreement with Dearborn Industrial Generation. In 2002 the total operating and management fees were $594,660.

       11. DEARBORN INDUSTRIAL GENERATION, L.L.C. ("DEARBORN INDUSTRIAL GENERATION")

       (a)     Dearborn Industrial Generation, L.L.C.
               Fairlane Plaza South
               330 Town Center Drive, Suite 1100
               Dearborn, Michigan 48126

       Dearborn Industrial Generation, a United States company, is an EWG and is the owner of a 155 MW natural gas-fired facility and an approximately 550 MW natural gas-fired facility under construction located in Dearborn, Michigan.

       (b) Dearborn Industrial Energy L.L.C. owns 100% of Dearborn Industrial Generation. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Co. had invested $562 million in Dearborn Industrial Generation.

       (d)
               Capitalization at 12/31/02                               (000s)
                                               Shareholder's Equity   $  83,758
               Net Income (Loss) for the period ended 12/31/02        $(437,516)

       (e)     N/A

       12.     EXETER ENERGY LIMITED PARTNERSHIP

       (a)     Exeter Energy Limited Partnership
               Fairlane Plaza South
               330 Town Center Drive, Suite 1100
               Dearborn, Michigan 48126

       Exeter Energy Limited Partnership, a United States company, is an EWG and owns a 26 MW waste tires-fired facility located in Sterling, Connecticut.

       (b) CMS Generation Co., Exeter Management Company and Oxford/CMS Development L.P. own 50%, 2% and 48%, respectively, of Exeter Energy Limited Partnership. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Co. has invested approximately $15 Million of equity in Exeter Energy Limited Partnership.

       (d)
               Capitalization at 12/31/02                               (000s)
                                                   Partners' Capital  $   18,278

               Net Income (Loss) for the period ended 12/31/02        $      242

       (e) As of December 31, 2002, Exeter Energy Limited Partnership had an Operating and Maintenance Agreement with CMS Generation Co. In 2002, the total fees earned from the agreement were $0.

       13.     GVK INDUSTRIES LIMITED ("GVK")

       (a)     GVK Industries Limited
               Road No. 1
               Banjara Hills, Hyderabad
               India

       GVK, an Indian company, is an EWG and is owner of a 235 MW electric generating plant located in Jegurupadu, Andra Pradesh, India.

       (b) Jegurupadu CMS Generation Company Limited, owns 23.75% of GVK. See Exhibit B.

       (c) As of December 31, 2002, Jegurupadu CMS Generation Company Limited had invested $33.6 million of equity in GVK Industries, directly and indirectly through Classic Investment I and Classic Investment II.

       (d)
               Capitalization at 12/31/02                                (000s)
                                                 Shareholder's Equity   $112,721
                                                 LT Liabilities         $ 70,384
               Net Income (Loss) for the period ended 12/31/02          $  8,233

       (e) As of December 31, 2002, GVK Industries had a restated 10 year Operation and Maintenance Agreement with Jegurupadu Operating, which became effective on the commercial operation date of the steam turbine unit. In 2002, total fees earned from the agreement were $214,977.

       14.     HIDROELECTRICA EL CHOCON, S.A. ("HIDROELECTRICA")

       (a)     Hidroelectrica El Chocon, S.A.
               Avenida Espana
               3301 Capital Federal, Argentina

       Hidroelectrica, an Argentine company, is an EWG and holds a thirty-year concession to operate two hydroelectric power plants located 26 kilometers apart on the Limay River in Western Argentina. These plants have a total generating capacity of 1,320 MW.

       (b) CMS Generation S.R.L. owns 2.48% of Hidroelectrica. Hidroinvest, S.A. owns 59% of Hidroelectrica. CMS Generation Holdings Company owns 2.48% of Hidroelectrica. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation, S.R.L. has invested approximately $56MM of equity in Hidroelectrica El Chocon. CMS Generation, SRL' net investment in Hidroelectrica El Chocon, S.A. was written down to $0 due to the economic conditions in Argentina which resulted in a negative Currency Translation Adjustment.

        (d)
               Capitalization at 12/31/02                              (000s)
                                             Bank Loans               $ 140,000
                                             Shareholder's Equity     $ 269,002
                                             Cumulative Translation
                                             Adjustment               $(256,968)
               Total Capitalization                                   $ 152,034
               Net Income (Loss) for the period ended 12/31/02        $(107,410)

       (e)     N/A

       15.     JAMAICA PRIVATE POWER COMPANY LIMITED ("JAMAICA PRIVATE POWER")

       (a)     Jamaica Private Power Company Limited
               100 Windward Road,
               Kingston 2,
               Jamaica, W.I.

       Jamaica Private Power, a Jamaican company, is an EWG and is the owner of a 65 MW electric generating facility in Rockfort, Kingston, Jamaica.

       (b) HCE-Rockfort Diesel owns 42.3 % of Jamaica Private Power. See Exhibit B.

       (c) As of December 31, 2002 HCE Rockfort Diesel had invested approximately $26.8 million in Jamaica Private Power.

       (d)
               Capitalization at 12/31/02                               (000s)
                                                Shareholder's Equity   $56,384
                                                Long-Term Debt         $60,394
               Net Income (Loss) for the period ended 12/31/02         $12,264

       (e) As of December 31, 2002, Jamaica Private Power had an operating agreement with Private Power. In 2002, total fees earned from the agreement were $289,879 and an operating bonus of $455,324 was paid.

       16.     JEGURUPADU OPERATING AND MAINTENANCE COMPANY ("JEGURUPADU
               OPERATING")

       (a)     Jegurupadu Operating and Maintenance Company
               F-40, N.D.S.E., Part I
               New Delhi 110 149
               India

       Jegurupadu Operating, a Mauritius company, is an EWG and is the operator of a 235 MW electric generating plant located in Jegurupadu, Andra Pradesh, India. The plant is owned by GVK Industries Limited.

       (b) Jegurupadu O&M Company Mauritius, owns 60% of Jegurupadu Operating. See Exhibit B.

       (c) As of December 31, 2002, Jegurupadu O&M Company had invested approximately $4.1 million of equity in Jegurupadu Operating Maintenance Company, India.

       (d)
               Capitalization at 12/31/02                              (000s)
                                              Shareholders' Equity    $  627
               Net Income (Loss) for the period ended 12/31/02        $  887

       (e) As of December 31, 2002, GVK Industries, had a restated 10 year Operation and Maintenance Agreement with Jegurupadu Operating, which became effective on the commercial operation date of the steam turbine unit. In 2002, total fees earned from the agreement were $214,977.

       17.     JORF LASFAR ENERGY COMPANY SCA ("JORF LASFAR")

       (a)     Jorf Lasfar Energy Company SCA
               BP 99 Sidi Bouzid
               El Jadida
               Morocco

       Jorf Lasfar, a Moroccan company, is an EWG that operates through a subcontractor, CMS Morocco Operating Company SCA, four 330 MW electric generating plants located at the port of Jorf Lasfar on the Atlantic coast of Morocco.

       (b) Jorf Lasfar Energiaktiebolag, Jorf Lasfar Power Energy Aktiebolag, and Jorf Lasfar Handelsbolag HB, own 25%, 23% and 2%, respectively, of Jorf Lasfar. See Exhibit B

       (c) As of December 31, 2002, CMS Investment Company IV had invested approximately $241 million of equity in Jorf Lasfar.

       (d)
               Capitalization at 11/30/02                               (000s)
                                               Shareholder's Equity    $474,794
                                               Long Term Loans         $561,796
               Net Income (Loss) for the period ended 11/30/02         $124,011

       (e) As of December 31, 2002, Jorf Lasfar had an Operating and Maintenance Agreement with CMS Morocco, which became effective September 4, 1997. In 2002, total fees earned under the agreement were $2,699,524.

       18.     CMS PANHANDLE LAKE CHARLES GENERATION COMPANY, LLC

       (a)     CMS Panhandle Lake Charles Generation Company, LLC
               5444 Westheimer Road
               Houston, Texas 77056

       CMS Panhandle Lake Charles Generation Company, LLC, a Delaware limited liability company, is an EWG and is the owner of a 50% undivided interest in an electric generating facility with a nominal capacity of 21 MW (15 MW of which is available through the currently operable generator) located near Lake Charles, Louisiana. The facility is operated by Trunkline LNG Company, LLC.

       (b) CMS Panhandle Holdings, LLC owns 100% of CMS Panhandle Lake Charles Generation Company, LLC. See Exhibit B.

       (c) As of December 31, 2002, CMS Panhandle Holdings, LLC had invested approximately $3 million of equity in CMS Panhandle Lake Charles Generation Company, LLC.

       (d)
               Capitalization at 12/31/02                              (000s)
                                               Shareholder's Equity    $ 3,464
               Net Income (Loss) for the period ended 12/31/02         $  (108)

       (e)     N/A

       19.     PRIVATE POWER OPERATORS LIMITED ("PRIVATE POWER")

       (a)     Private Power Operators Limited
               100 Windward Road
               Kingston 2,
               Jamaica, W.I.

       Private Power, a Jamaican company, is an EWG and is the operator of a 65 MW electric generating facility in Rockfort, Kingston, Jamaica.

       (b)     HCO-Jamaica, Inc. owns 100% of Private Power. See Exhibit B.

       (c) As of December 31, 2002, HCO Jamaica, Inc. invested approximately $10,000 of equity in Private Power.

       (d)
               Capitalization at 12/31/02                               (000s)
                                               Shareholder's Equity     $  10
               Net Income (Loss) for the period ended 12/31/02          $  (0)

       (e)     N/A.

       20.     ST-CMS ELECTRIC COMPANY PVT. LTD. ("ST-CMS")

       (a)     ST-CMS Electric Company Private Ltd.
               F-40 N.D.S.E. Part - I
               New Delhi - 110 149
               India

       (b) The project is a 250 MW lignite-fired power station located in Neyveli, Tamil Nedu, India. The project is a 50%-50% joint venture between CMS Generation Neyveli Ltd. and ABB Power Investment (India) B.V. The plant achieved commercial operation on December 15, 2002.

       (c) As of December 31, 2002, CMS Generation Neyveli Limited had invested approximately $47 million of equity in ST-CMS.

       (d)

               Capitalization at 12/31/02                              (000s)
                                              Shareholder's Equity    $ 86,760
                                                   Long-Term Loans    $209,966

       (e) As of December 31, 2002 CMS (India) O & M Private Limited had an operating & maintenance agreement with ST-CMS, effective November 15, 1999. In 2002, $661,129 was earned in fees.

       21.     TAKORADI INTERNATIONAL COMPANY

       (a)     Takoradi International Company
               c/o Maples and Calder
               Ugland House
               P.O. Box 309, South Church Street
               George Town, Cayman Islands, British West Indies

       Takoradi International Company, a Cayman Island company, is an EWG and is the 90% owner of a 220 MW combined cycle thermal power plant located at the Takoradi Power Plant Complex near Takoradi at Aboadze in the Western Region of the Republic of Ghana.

       (b) CMS Takoradi Investment Company II owns 90% of Takoradi International Company. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Investment Company VI had invested approximately $113 million in Takoradi International Company.

       (d)     Capitalization at 12/31/02                             (000s)
                                             Shareholder's Equity   $  104,984
               Net Income (Loss) for the period ended 12/31/02      $   14,301

       (e) As of December 31, 2002, there were two operating and management fee agreements; (i) between CMS Generation Co. and Takoradi International Company and
               (ii) between CMS Generation Co. and Volta River Authority. In 2002, total operating and management fees earned were $856,457.

                            FOREIGN UTILITY COMPANIES

       1.       CMS GENERATION HORIZON ENERGY HOLDINGS LIMITED ("CMSG")

       (a)      CMS Generation Horizon Energy Holdings Limited
                P.O. Box 309
                Ugland House, South Church Street
                Grand Cayman, Cayman Islands, British West Indies

       CMSG, a Cayman Islands company, is a foreign utility company and is part-owner and operator of a 2,000 MW power station an associated lignite mine located at Loy Yang, Victoria, Australia.

       (b) CMS Generation Loy Yang Holdings 2 Ltd., a wholly owned subsidiary of CMS Generation Investment Company I., owns 100% of CMSG Horizon Energy Holdings Ltd. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Investment Company I had advanced approximately $157 million to CMSG Horizon Energy Holdings Ltd.

       (d)
                   Capitalization at 12/31/02                            (000s)
                                           Shareholders Equity         (158,238)
                                           Cumulative Translation     $ (83,680)
                                           Intercompany Note Payable  $ 156,968
                   Net Income (Loss) for the period ended 12/31/02    $     (25)

       (e) As of December 31, 2002, CMSG had an Industry Expertise Fee agreement with Loy Yang Power Partners. In 2002, no fees were earned from the agreement.

       2.       CMS OPERATING S.A.

       (a)      CMS Operating S.A.
                Edificio torre Catalinas Plaza
                Ing. Butty 220, 8th Floor
                Buenos Aires, Argentina

       CMS Operating S.A., an Argentina company, has ownership interest of 100% in and is the operator of Ensenada, an EWG. As of December 31, 2002, Centrales Termicas Mendoza S.A., located in Mendoza Argentina, has an operation and maintenance contract, and a consulting contract with CMS Operating S.A. Refer to EWG section item 1, part (e).

       (b)      CMS International Ventures, LLC owns 100% of CMS Operating S.A.

       (c) As of December 31, 2002, CMS International Venture LLC had invested approximately $84 million of equity in CMS Operating S.A.

       (d)

       Capitalization at 12/31/02                                       (000s)
                                          Common Stock                $  35,785
                                          Irrevocable Contributions   $ 230,747
                                          Retained Earnings           $  (3,700)
                                          CTA                         $(178,923)
       Total                                                          $  83,909
       Net Income (Loss) for the period ended 12/31/02                $ (18,630)

       (e)      N/A

       3.       COMPANHIA JAGUARI DE ENERGIA ("JAGUARI")

       (a)      Companhia Jaguari De Energia
                Vigato 1.620, Street
                Jaguariuna - SP - Brazil
                Zip Code 13820-000

       Jaguari, a Brazilian company, is a foreign utility company that owns and operates an electricity distribution concession located in the state of Sao Paulo. Jaguari is a non-traded utility company controlled by CPEE. Jaguari serves approximately 25,000 customers.

       (b)      Jaguari is 100% owned by Sul Paulista. See CPEE below and
                Exhibit B.

       (c) As of December 31, 2002, Sul Paulista has invested $22 million in Jaguari.

       (d)
                   Capitalization at 12/31/02                            (000s)
                                                  Shareholder's Equity  $ 21,981
                   Net Income (Loss) for the period ended 12/31/02      $  5,889

       (e)      N/A

4.       COMPANHIA LUZ E FORCA DE MOCOCA ("MOCOCA")

(a)      Companhia Luz E Forda De Mococa
         Vigato 1.620, Street - 1st Floor - room 3
         Jaguariuna - SP- Brazil
         Zip Code 13820-000

Mococa, a Brazilian company, is a foreign utility company that owns and operates an electricity distribution concession located in the state of Sao Paulo and the State of Minas Gerais, Brazil. Mococa is a non-traded utility company controlled by CPEE. Mococa serves approximately 34,000 customers.

(b)      Mococa is 100% owned by Jaguari.  See CPEE below and Exhibit B.

(c)      As of December 31, 2002, Jaguari has invested $6.5 million in Mococa.

(d)
         Capitalization at 12/31/02                                 (000s)
                                           Shareholder's Equity    $   6,476
         Net Income (Loss) for the period ended 12/31/02           $   1,163

(e)      N/A

5.        COMPANHIA PAULISTA DE ENERGIA ELECTRICA ("CPEE")

(a)      Companhia Paulista De Energia Electrica
         Vigato 1.620, Street - 1st Floor - room 1
         Jaguariuna - SP -Brazil
         Zip Code 13820-000

CPEE, a Brazilian company, is a foreign utility company that owns and operates an electricity distribution concession in the state of Sao Paulo, Brazil and also has a controlling interest in 3 other non-traded utility companies which own and operate electricity distribution concessions located in the state of Sao Paulo and in the state of Minas Gerais. CPEE and its controlled companies serve approximately 160,000 customers. CPEE also owns a 7 percent interest in Investco S.A., which owns an 850 MW hydroelectric plant, which started commercial operations in December 2001.

(b)      CMS Participacoes Ltda. owns 94% of CPEE. See Exhibit B.

(c) As of December 31, 2002, CMS Participacoes Ltda. has invested $64 million in CPEE.

Capitalization at 12/31/02                                               (000s)
                                                 Shareholder's Equity  $  39,017
Net Income (Loss) for the period ended 12/31/02                        $   7,439

       6.       COMPANHIA SUL PAULISTA DE ENERGIA ELECTRICA ("SUL PAULISTA")

       (a)      Companhia Sul Paulista De Energia
                Vigato 1.620, Street - 1st Floor - room 2
                Jaguariuna - SP - Brazil
                Zip Code 13820-000

       Sul Paulista, a Brazilian company, is a foreign utility company that owns and operates an electricity distribution concession located in the state of Sao Paulo. Sul Paulista is a non-traded utility company controlled by CPEE. Sul Paulista serves approximately 58,000 customers.

       (b)      Sul Paulista is 88.63% owned by CPEE. See CPEE above and Exhibit
                B.

       (c)      As of December 31, 2002, CPEE has invested $33 million in
                Paulista.

       (d)
                Capitalization at 12/31/02                               (000s)
                                                 Shareholder's Equity  $  37,581
                Net Income (Loss) for the period
                ended 12/31/02                                         $   7,510

       (e)      N/A

       7.       EMIRATES CMS POWER COMPANY

       (a)      P.O. Box 47688
                United Arab Emirates
                Al Mansoor Tower,
                7th Floor, Suite 701
                Abu Dhabi

       Emirates CMS Power Company, an U.A.E. Abu Dhabi Emirate, is a foreign utility company that owns a generation and desalination facility in Taweelah, Abu Dhabi.

       (b)      CMS Generation Taweelah Limited owns 40% of Emirates CMS Power
                Company.

       (c) As of November 30, 2002, CMS Generation Taweelah Limited had invested $57 million in equity of Emirates CMS Power Company.

       (d)
                Capitalization at 11/30/02                              (000s)
                                                Term Loan              $      0
                                                Shareholder Loan       $ 74,114
                                                Retained Earnings      $ 58,897
                                                Dividends              $(32,233)
                                                MTW                    $(81,234)
                                                Shareholder's Equity   $112,599
                Total Capitalization                                   $132,143
                Net Income (Loss) for the period ended 11/30/02        $ 36,030

       (e)      N/A

       8.       HORIZON ENERGY HOLDINGS LTD. ("HORIZON ENERGY")

       (a)      Horizon Energy Holdings Limited
                P.O. Box 309
                Ugland House, South Church Street
                Grand Cayman, Cayman Islands, British West Indies

       Horizon Energy, a Cayman Islands company, is a foreign utility company and is part-owner and operator of a 2,000 MW power station and associated lignite mine located at Loy Yang, Victoria, Australia.

       (b) CMS Generation Loy Yang Holdings 1 Ltd., a wholly owned subsidiary of CMS Generation Investment Company I, owns 100% of Horizon Energy. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Investment Company I had advanced approximately $157 million in Horizon Energy Holdings Ltd.

       (d)
                Capitalization at 12/31/02                              (000s)
                                           Shareholder's Equity       $(158,238)
                                           Cumulative Translation     $ (83,680)
                                           Intercompany Note Payable  $ 156,968
                Net Income (Loss) for the period ended 12/31/02       $      25

       (e)      N/A.

       9.       LOY YANG POWER PARTNERS

       (a)      Bartons Line
                Taralgon, Victoria, Australia
                3844

                Loy Yang Power Partners is a foreign utility company and is the operator of a 2,000 MW power station and associated lignite mine located at Loy Yang, Victoria, Australia.

       (b) CMS Generation Horizon Energy Holdings Limited ("CMSG") owns 25% and Horizon Energy Holdings, Ltd. owns 24.63% of Loy Yang Power Partners. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Horizon Energy Holdings Limited had invested approximately $320 million of equity in Loy Yang Power Partnership.

       (d)
                Capitalization at 12/31/02                             (000s)
                                              Shareholder's Equity   $  716,973
                                              Long-Term Loans        $1,537,332
                Net Income (Loss) for the period ended 12/31/02      $   21,537

       (e) As of December 31, 2002, CMS Generation Horizon Energy Holdings Limited had an Operating and Maintenance Agreement with Loy Yang Power Partnership, effective September 4, 1997. In 2002, no fees earned from the agreement.

       10.      SISTEMA ELECTRICO DEL ESTADO NUEVA ESPARTA C.A. ("SENECA")

       (a)      Sistema Electrico del Estado Nueva Esparta C.A.
                San Lorenzo
                Pampatar, Nueva Esparta (6312)
                Venezuela

       SENECA, a Venezuelan company, is a foreign utility company and is the owner of 200 MW of diesel-fired power generation units located on Margarita Island, Venezuela. SENECA also owns and operates an electric distribution system located on Margarita Island, Venezuela, serving approximately 104,000 customers.

       (b) CMS Electric and Gas Company owns 100% of ENELMAR. ENELMAR owns 29.50% of SENECA. CMS Electric and Gas Company owns 100% of CMS Venezuela. CMS Venezuela owns 57.86% of SENECA. See Exhibit B.

       (c) As of December 31, 2002, ENELMAR had invested $22.2 million in SENECA. As of December 31, 2002, CMS Venezuela had invested $52.3 million in SENECA.

       (d)      Capitalization at 12/31/02                               (000s)
                                               Shareholder's Equity   $  165,917
                Net Income (Loss) for the period ended 12/31/02       $      553

       (e)      N/A

       11.      TAWEELAH A2 OPERATING COMPANY ("TAWEELAH")

       (a)      c/o CMS Generation Co.
                330 Town Center Drive
                Suite 1000
                Dearborn, Michigan 48126

       Taweelah is a foreign utility company that operates a 710.3 MW generation and desalination facility in Taweelah, Abu Dhabi.

       (b) CMS Energy owns an interest in Taweelah through intervening subsidiaries CMS Enterprises Company and CMS Generation Co.

       (c) As of December 31, 2002, CMS Generation Co. had invested approximately $1,352 thousand of equity in Taweelah Operating Company.

       (d)
                Capitalization at 12/31/02                               (000s)
                                                 Shareholder's Capital  $   551
                                                 Retained Earnings      $   801
                                                 Shareholder's Equity   $ 1,352
                Net Income (Loss) for the period ended 12/31/02         $   574

       (e) As of December 31, 2002, there was an operating and management agreement between Taweelah and Emirate CMS Power Company of which total fees earned were $1,149,291.

The above-named Claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 25th day of February 2003.

                                            CMS ENERGY CORPORATION
                                            A Michigan corporation

[CORPORATE SEAL]                            By: /s/ S. K. Smith, Jr.
                                                ---------------------------
                                                S.K. Smith, Jr.
                                                Vice Chairman of the Board
                                                and General Counsel

ATTEST:

/s/ Robert C. Shrosbree
-----------------------
Robert C. Shrosbree
Senior Corporate Counsel


Name, title, and address of officer to whom notices and correspondence concerning this Statement should be addressed:

                                 S. K. Smith, Jr.
                                 Vice Chairman of the Board
                                 and General Counsel
                                 Fairlane Plaza South
                                 Suite 1100
                                 330 Town Center Drive
                                 Dearborn, Michigan 48126

     February 25, 2003

                                    EXHIBIT A


Please see the explanatory note on page 1 of the Form U-3A-2.

                                    EXHIBIT B

Organizational charts showing the relationship of each Exempt Wholesale Generators to associate companies in the holding company system.

                         CENTRALES TERMICAS MENDOZA S.A.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                              *                *         *
                            *                    *             *
                          *                     40.47%              *
                        *                           *       CMS Gas Transmission Company
                                                    *                     *
                    *                               *                     *
    CMS Generation Co.                              *                     *
            *       *                               *                 37.01%
            *            *                           *                    *
            *                  *                       *                  *
            *                     21.02%                 *                *
            *                             *                *              *
            *                                    *           *
            *                                          CMS International Ventures, L.L.C.
            *                                                           *
            *                                                           *
           99%                                                       99.999%
            *                                                           *
            *                                                           *
CMS Centrales Termicas S.A.                                    CMS Operating, S.R.L.
            *                                                           *
            *                                                           *
            1%                                                         99%
                   *                                         *
                           *                        *
                           Cuyana S.A. De Inversiones
                                        *
                                      92.6%
                                        *
                         Centrales Termicas Mendoza S.A.

                      CENTRALES TERMICAS SAN NICOLAS, S.A.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                      0.1%
                                        *
                       CMS Generation San Nicolas Company
                                        *
                                      0.1%
                                        *
                         Inversora de San Nicolas, S.A.
                                        *
                                       88%
                                        *
                      Centrales Termicas San Nicolas, S.A.

                          CMS DISTRIBUTED POWER, L.L.C.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                          CMS Distributed Power, L.L.C.

                                CMS ENSENADA S.A.
                                      (EWG)

                             CMS Energy Corporation
                                  *
                                  *
                                  *
                             CMS Enterprises Company
                          *       *                   *
                     *            *                       *
         40.47%                   *                          *
           *            CMS Gas Transmission Company             *
           *                      *                                  *
           *                    37.01%                            CMS Generation Co.
           *                      *                            *          *
           *               *                            *                 *
           *        *                       21.02%                        *
           *   *                    *                                     *
CMS International Ventures, L.L.C.                                        *
           *                                                              *
           *                                                              *
        99.999%                                                           *
           *                                                              *
           *                                                              *
  CMS Operating, S.R.L.                                    CMS Generation Holdings Company
           *                                                           *
              *                                                    *
                 99%                                           1%
                      *                                     *
                           *                           *
                                CMS Ensenada S.A.

                        CMS GENERATION MICHIGAN POWER LLC
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                        CMS Generation Michigan Power LLC

                        CMS GENERATION OPERATING COMPANY
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                        CMS Generation Operating Company

          CMS (INDIA) OPERATIONS & MAINTENANCE COMPANY PRIVATE LIMITED
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                 *                *
                            *                          *
    CMS International Operating Company               CMS Investment Company I
                       *                                    *
                99%                                             1%
             *                                                      *
          CMS (India) Operations & Maintenance Company Private Limited

                        CMS MOROCCO OPERATING COMPANY SCA
                                      (EWG)
                                       AND
                       CMS INTERNATIONAL OPERATING COMPANY
                                      (EWG)

                             CMS Energy Corporation
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                               CMS Generation Co.
                               *             *
                           *                 *
                       *                     *
                     *                       *
                     *    CMS Generation Investment Company I
                     *                       *               *
                     *                       *
                     *                       *                  *
                     *        CMS Generation Investment Company IV  *
                     *                          *
                     *                         *                       *
    CMS International Operating Company       *                          *
       *                *               *    *                              *
       *                  *              *                                    *
CMS Generation UK Operating *            50%                                     *
Private Limited              *           *                                          *
    *                         *        *                                                *
    *                          *     *                                                 .1%
    *                        *  CMS Generation Jorf Lasfar III Limited Duration Company *
Jorf Lasfar Aktiebolag         *     *                                                  *
                                *    *                                              *
                      *                                                         *
                        99.7%  .1%   .1%                                    *
                           *     *    *                                 *
                             *    *   *                              *
                                     CMS Morocco Operating Co., S.C.A.

               CMS PANHANDLE LAKE CHARLES GENERATION COMPANY, LLC
                                      (EWG)


                             CMS Energy Corporation
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                          CMS Gas Transmission Company
                                        *
                                        *
                       Panhandle Eastern Pipe Line Company
                      *                                    *
                     *                                       *
                    *                                          *
                   *                                             *
          Panhandle Partner LLC                 CMS Panhandle LNG Acquisition Company
                   *                                              *
                     *                                           *
                     95%                                       5%
                        *                                     *
                          *                                 *
                              CMS Panhandle Holdings, LLC
                                        *
                                        *
                                        *
                                        *
               CMS Panhandle Lake Charles Generation Company, LLC

                      DEARBORN GENERATION OPERATING L.L.C.
                                      (EWG)
                                       AND
                     DEARBORN INDUSTRIAL GENERATION, L.L.C.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                             *                   *
                          *                          *
                        *                               *
Dearborn Generation Operating, L.L.C.        Dearborn Industrial Energy, L.L.C.
                                                         *
                                                         *
                                                         *
                                          Dearborn Industrial Generation, L.L.C.

                        EXETER ENERGY LIMITED PARTNERSHIP
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                             CMS Generation Company
                          *             *           *
                        *               *             *
                      *                 *               *
                    *       Exeter  Management Company    *
Oxford/CMS Development LP               *                 50%
                     *                  *                  *
                    48%                 2%                *
                      *                 *               *
                        *               *             *
                        Exeter Energy Limited Partnership






                              GVK INDUSTRIES LTD.
                                     (EWG)

                             CMS Energy Corporation
                                       *
                                       *
                                       *
                            CMS Enterprises Company
                           *           *             *
                          *            *                    *
                         *             *                          *
                        *  CMS Gas Transmission Company            CMS Generation Co.
                       *               *                           *
                      *                *                           *
                    40.47%           37.01%                      21.02%
                     *                 *                          *
                       *               *                         *
                         * * CMS International Ventures, L.L.C.**
                                       *
                                       *
                     CMS Generation Investment Company III
                                       *
                                       *
                    Jegurupadu CMS Generation Company Ltd.
                                       *
                                    23.75%
                                       *
                              GVK Industries Ltd.


                         HIDROELECTRICA EL CHOCON, S.A.
                                      (EWG)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                            *           *             *
                           *            *                       *
                          *             *                               *
                          *   CMS Gas Transmission Company        CMS Generation Co.
                           *            *                          *    *         *
                            *           *                         *     *         *
                          40.47%      37.01%                   21.02%   *         *
                              *         *                       *       *         *
                                *       *                      *        *         *
                              CMS International Ventures, L.L.C.        *         *
                                    *                                   *         *
                                    *            CMS Generation Holdings Company  *
                                 99.99%                   *                       *
                                    *                 .01%                        *
                                    *                *                            *
                               CMS Generation, S.R.L.                             *
                                                *                                 *
                                                *                                 *
                                               25%                                *
                                                *                                 *
                                                *                              2.48%
                                      Hidroinvest, S.A.                       *
                                                *                           *
                                                *                        *
                                               59%                    *
                                                *                  *
                                                *               *
                                  Hidroelectrica El Chocon, S.A.

                      JAMAICA PRIVATE POWER COMPANY LIMITED
                                      (EWG)
                                       AND
                        PRIVATE POWER OPERATIONS LIMITED
                                      (EWG)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                           HYDRA-CO ENTERPRISES, INC.
                        *                             *
                    *                                     *
                *                                            *
CMS Generation Operating Company II, Inc.            HCE-Rockfort Diesel, Inc.
                *                                              *
                *                                            45.07%
                *                                               *
          HCO-Jamaica, Inc.                Jamaica Private Power Company Limited
                *
                *
                *
Private Power Operations Limited
           (Operator)

                  JEGURUPADU OPERATING AND MAINTENANCE COMPANY
                                      (EWG)


                             CMS Energy Corporation

                             CMS Enterprises Company
                          *         *               *
                 *                *                    *
           *                    *                         *
CMS Gas Transmission Company  *                          CMS Generation Co.
           *                *                            *       *
           *             40.47%                      *           *
         37.01%          *                     *     CMS Generation Investment Co. I
           *           *            21.02%                       *
           *        *                                            *
CMS International Ventures, L.L.C.*                   CMS Investment Company IV
           *                                                     *
           *                                                     *
           *                                                     *
CMS Generation Investment Co. III                CMS Generation Investment Company II
           *                     *               *               *
           *                          *     *                    *
          99%                            *                       1%
           *                        *         *                  *
           *                     1%             99%              *
                               *                    *            *

 CMS Generation Jegurupadu I                          CMS Generation Jegurupadu II
 Limited Duration Company                             Limited Duration Company
                  *                                         *
                    *                                     *
                      50%                              50%
                         *                             *
                            *                        *
                        Jegurupadu O&M Company Mauritius
                                        *
                                       60%
                                        *
                  Jegurupadu Operating and Maintenance Company

                           JORF LASFAR ENERGY COMPANY
                                      (EWG)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                       CMS Generation Investment Company I
                                        *
                                        *
                       CMS Generation Investment Company IV****************
                  *                          *         *                   *
             *                               *           *                    *
CMS Generation Luxembourg II SARL            *             *                    *
         *                                   *               *                    *
         *                                   *                 *                    *
CMS Generation Luxembourg SARL               *  CMS Generation Investment Company II *
         *                                   *        *        *                     *
           *                                35%      65%      65%                  35%
              *                              *       *         *                   *
  CMS Generation Netherlands B.V.            *      *  CMS Generation Jorf Lasfar I
      *          *                           *     *    Limited Duration Company
     *           *                           *    *             *
    *            *            CMS Generation Jorf Lasfar II     *
  *              *            Limited Duration Company          50%
 *                  *                                   *        *
*                      *                               50%       *
*                        *                               *       *
Jorf Lasfar Aktiebolag    Jorf Lasfar Energiaktiebolag   Jorf Lasfar Handelsbolag
  *                          *                                   *
   23%                       25%                                2%
        *                     *                                *
           *                  *                               *
               *************Jorf Lasfar Energy Company*********

                        ST-CMS ELECTRIC COMPANY PVT. LTD.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                             *          *          *
                           *            *            *
                         *              *              *
                CMS Generation Co.      *       Gas Transmission Company
                        *               *               *
                      21.02%          40.47%          37.01%
                          *             *              *
                       CMS International Ventures . L.L.C.
                                        *
                                        *
                                        *
                      CMS Generation Investment Company III
                                        *
                                        *
                                        *
                           CMS Generation Neyveli Ltd/
                                        *
                                       50%
                                        *
                        ST-CMS Electric Company Pvt. Ltd.

                         TAKORADI INTERNATIONAL COMPANY
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                               *                *
                              *                   *
                             *                      *
                            *              CMS Generation Investment Company I
                           *                                *
                          *                                 *
                          *                                 *
                          *                                 *
                          *                                 *
       CMS International Operating Company     CMS Generation Investment Co. VI
                          |                                 *
                           |                                *
                            |                               *
                             |                  CMS Takoradi Investment Company
                              |                             *
                          Operator                          *
                                 |                          *
                                  |           CMS Takoradi Investment Company II
                                   |                        *
                                    |                      90%
                                     |                      *
                                     Takoradi International Company

Organizational charts showing the relationship of foreign utility company ("FUCO") to associate companies in the holding company system.


                 CMS GENERATION HORIZON ENERGY HOLDINGS LIMITED
                                     (FUCO)
                                       AND
                         HORIZON ENERGY HOLDINGS LIMITED
                                     (FUCO)
                                       AND
                             LOY YANG POWER PARTNERS
                                     (FUCO)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                            CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                        CMS Generation Investment Co. I
                        *                                *
                    *                                        *
               *                                              *
  CMS Generation Loy Yang Holdings 2 Ltd.     CMS Generation Loy Yang Holdings 1 Ltd.
               *                                               *
               *                                               *
               *                                               *
CMS Generation Horizon Energy Holdings Ltd.        Horizon Energy Holdings Ltd.
               *                                              *
                        25%                              24.63%
                             *                      *
                             Loy Yang Power Partners


                              CMS OPERATING, S.R.L.
                                     (FUCO)

                             CMS ENERGY CORPORATION
                                        *
                                        *
                                        *
                             CMS ENTERPRISES COMPANY
                           *            *            *
                        *               *               *
                     *                  *                  *
                  *                     *                     *
         CMS Generation Co.             *          CMS Gas Transmission Company
                  *       *              *                    *
                  *         *             *                   *
                  *        21.02%          40.47%          37.01%
CMS Generation Holdings Company  *             *              *
                  *                *             *            *
                  *                  *             *          *
      CMS Generation, S.R.L.         CMS International Ventures, LLC
                  *                                           *
                    *                                       *
                    .001%                                99.999%
                        *                                *
                          *                           *
                              CMS Operating, S.R.L.

               COMPANHIA PAULISTA DE ENERGIA ELECTRICA S.A. (CPEE)
                                     (FUCO)
                                       AND
                  COMPANHIA SUL PAULISTA DE ENERGIA S.A. (CSPE)
                                     (FUCO)
                                       AND
                     COMPANHIA JAGUARI DE ENERGIA S.A. (CJE)
                                     (FUCO)
                                       AND
                   COMPANHIA LUZ E FORCA DE MOCOCA S.A. (CLFM)
                                     (FUCO)

                             CMS Energy Corporation
                                        *
                                        *
                             CMS Enterprises Company
                            *           *          *
                     40.47%             *            *
                      *   CMS Gas Transmission Company  *
                      *                 *                  *
                       *              37.01%         CMS Generation Co.
                        *               *                   *
                          *             *                21.02%
                            *           *                *
                       CMS International Ventures, L.L.C.
                                        *
                                        *
                             CMS Electric & Gas, LLC
                                        *
                                     99.99%
                                        *
                            CMS Distribuidora, Ltda.
                                        *
                                     99.99%
                                        *
                             CMS Participacoes Ltda.
                                        *
                                     93.86%
                                        *
                                      CPEE
                                        *
                                     88.63%
                                        *
                                      CSPE
                                        *
                                        *
                                       CJE
                                        *
                                        *
                                      CLFM

                           EMIRATES CMS POWER COMPANY
                                     (FUCO)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                       CMS Generation Investment Company I
                                        *
                                        *
                                        *
                      CMS Generation Investment Company VII
                                        *
                                        *
                                        *
                         CMS Generation Taweelah Limited
                                        *
                                       40%
                                        *
                           Emirates CMS Power Company

            SISTEMA ELECTRICO DEL ESTADO NUEVA ESPARTA C.A. (SENECA)
                                     (FUCO)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                           *            *           *
                         *              *                  *
                       *                *                        *
                     *     CMS Gas Transmission Company       CMS Generation Co.
                    *                   *                            *
                   *                    *                         *
                 40.47%               37.01%                  21.02%
                     *                  *                       *
                       *                *                    *
                        CMS International Ventures, L.L.C.
                                        *
                                        *
                                        *
                             CMS Electric & Gas, LLC
                             *                    *
                            *                     *
                           *              CMS Venezuela S.A.
                          *                       *
                         *                        *
                     ENELMAR, S.A               52.37%
                           *                      *
                             33.34%             *
                                    *         *
                                      SENECA

                          TAWEELAH A2 OPERATING COMPANY
                                     (FUCO)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                          Taweelah A2 Operating Company